Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND BETWEEN

WESTMORELAND COAL COMPANY

AND

WESTMORELAND RESOURCE PARTNERS, LP

June 1, 2015

(continued)

(continued)

Exhibits

Exhibit A	Definitions
Exhibit B	Partnership Agreement Amendment
Exhibit C	Disclosure Schedules to Contribution Agreement

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (as it may be amended, modified or amended and restated from time to time, this “Agreement”), dated as of June 1, 2015, is made and entered into by and between Westmoreland Coal Company, a Delaware corporation (“Contributor”), and Westmoreland Resource Partners, LP, a Delaware limited partnership (the “Partnership”). Contributor and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Contributor owns 100% of the Membership Interests.

B. Subject to the terms and conditions of this Agreement, Contributor desires to contribute to the Partnership (through the Operating Company), and the Partnership desires to accept from Contributor (through the Operating Company), the Membership Interests (the “Partnership Consideration”), in exchange for (i) $135,000,000 in cash (the “Cash Consideration”), (ii) an aggregate number of Common Units as determined pursuant to Section 2.2(b) (the “Common Units Consideration”) and (iii) an aggregate number of Series A Convertible Units as determined pursuant to Section 2.2(b) (the “Series A Convertible Units Consideration” and, together with the Common Units Consideration, the “Equity Consideration”).

C. On June 1, 2015 Westmoreland Kemmerer, Inc., a Delaware corporation and wholly owned subsidiary of Contributor, was converted (the “Conversion”) into a Delaware limited liability company named Westmoreland Kemmerer LLC.

D. For U.S. federal income tax purposes, it is intended that the contribution of the Partnership Consideration in exchange for the Contributor Consideration will, to the maximum extent permitted under the Code and Treasury Regulations, qualify as an exchange to which Section 721(a) of the Code applies.

E. The Partnership Board has determined that it is in the best interests of the Partnership, and declared it advisable, to enter into this Agreement and the transactions contemplated hereby (the “Transaction”). The Conflicts Committee has determined that the Transaction is in the best interests of the Partnership and is fair and reasonable to the Partnership and to the Unaffiliated Holders.

F. The Board of Directors of Contributor has determined it is in the best interests of the Contributor and its stockholders, and declared it advisable, for the Contributor to enter into this Agreement and the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATIONS

1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(d) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and the plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, no Transaction Document shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent thereof or in any way affect this Agreement;

(k) any references herein to a particular section, article, exhibit or schedule means a section or article of, or an exhibit or schedule to, this Agreement unless otherwise expressly stated herein;

(l) the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) unless otherwise indicated, all references to time shall mean Denver, Colorado time;

(p) references to any Person shall include such Person’s successors and permitted assigns;

(q) any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document; and

(r) all references in any representation in Article III and Article IV to any Law or Contract shall mean such Law or Contract as in effect on the date such representation was made.

ARTICLE II

CONTRIBUTION OF THE PARTNERSHIP CONSIDERATION; ISSUANCE OF CONTRIBUTOR CONSIDERATION

2.1 Contribution of the Partnership Consideration. At the Closing, and upon the terms and subject to the conditions of this Agreement, Contributor shall contribute and assign to the Partnership, free and clear of all Liens (other than Permitted Liens), and the Partnership shall accept from Contributor, the Membership Interests.

2.2 Issuance and Delivery of Contributor Consideration; Waiver of Certain Distributions.

(a) In consideration of the receipt of the Membership Interests by the Partnership, at the Closing, and upon the terms and subject to the conditions of this Agreement, the Partnership shall (i) issue and deliver to Contributor the Equity Consideration, and (ii) deliver by wire transfer of readily available funds to Contributor pursuant to wire instructions delivered by Contributor, the Cash Consideration.

(b) The aggregate number of Common Units to be issued by the Partnership as the Common Units Consideration shall be equal to the number calculated by dividing (i) $20,000,000, by (ii) the Equity Determination Price, rounded down to the nearest whole number. The aggregate number of Series A Convertible Units to be issued as the Series A Convertible

Units Consideration shall be equal to the number calculated by dividing (i) $75,000,000, by (ii) the Equity Determination Price, rounded down to the nearest whole number. The “Equity Determination Price” shall be equal to the greater of (1) the Equity Floor Price, or (2) the Public Offering Price. The “Equity Floor Price” shall be equal to the volume weighted average price of a Common Unit on the New York Stock Exchange, or such other national securities exchange on which the Common Units are listed or admitted for trading over the period of determination, over the ten Business Day period ending on the last Business Day prior to the date of this Agreement, multiplied by 90%. The “Public Offering Price” shall be equal to the price to the public per Common Unit in the Public Offering (before deducting underwriting discounts and commissions).

(c) Notwithstanding the foregoing, as determined by Contributor, to the maximum extent permitted under Section 707 of the Code and the Treasury Regulations thereunder, the payment of the Cash Consideration shall be treated as a distribution thereof to Contributor with respect to its partnership interest in the Partnership and the Parties shall report the Transaction for federal income tax purposes consistently therewith.

(d) Contributor hereby waives any right to, and shall not be entitled to receive, and the Partnership shall not be obligated to make, with respect to the Common Units issued as Common Unit Consideration, any cash distribution made by the Partnership on its Common Units with respect to any quarter ending on or prior to the Closing Date. Contributor hereby waives any right to, and shall not be entitled to receive, and the Partnership shall not be obligated to make, with respect to the Series A Convertible Units issued as Series A Convertible Units Consideration, any Series A Convertible Unit Distribution (as defined under the Partnership Agreement Amendment) with respect to any quarter ending on or prior to the Closing Date.

2.3 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Hart LLP, 6380 South Fiddlers Green Circle, Suite 500, Greenwood Village, CO 80111, as soon as possible, but in no event later than three Business Days after satisfaction or valid waiver of all of the conditions set forth in Article VI (other than those that are to be satisfied or waived at Closing), or at such other time and place as the Parties may agree in writing (the date and time on which the Closing takes place, the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m., Denver, Colorado time, on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:

3.1 Existence; Qualification.

(a) Contributor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power, authority, material governmental licenses, authorizations, consents and approvals to own, lease and operate its properties, including the Membership Interests, and to carry on its business as it is now being conducted. Contributor is duly qualified, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Contributor Material Adverse Effect.

(b) As of the Closing Date, Kemmerer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power, authority, material governmental licenses, authorizations, consents and approvals to own and lease its properties, including the Assets, and to operate its properties. As of the Closing Date, Kemmerer is duly qualified, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Contributor Material Adverse Effect. As of the Closing Date, Contributor has delivered to the Partnership true, correct and complete copies of the Organizational Documents of Kemmerer, as in effect on the Closing Date. As of the Closing Date, all such Organizational Documents are in full force and effect, and Kemmerer is not in violation of any provision of its Organizational Documents.

3.2 Validity of Agreement, Authorization. Contributor has the requisite power and authority to enter into the Transaction Documents to which it is or will be party, and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of Contributor’s obligations thereunder have been duly authorized by the board of directors of Contributor, and no other proceedings on the part of Contributor are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which Contributor is or will be a party has been (in the case of this Agreement and the other Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by Contributor and constitutes, or will constitute when executed, as applicable, Contributor’s valid and binding obligation, enforceable against Contributor in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).

3.3 Consents and Approvals. Except as set forth on Schedule 3.3 of the Contributor Disclosure Schedules, no consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, or notice to, any Governmental Authority or any other Person is necessary for the consummation by Contributor of the Transaction,

3.4 No Conflicts. Except as set forth on Schedule 3.4 of the Contributor Disclosure Schedules, the execution, delivery and performance by Contributor of the Transaction Documents to which it is or will be a party, and the consummation by Contributor of the Transaction, do not (a) violate any provision of any Law applicable to Contributor or its Subsidiaries or by which any of their respective properties or assets is bound, (b) result in any breach or violation of any provision of the Organizational Documents of Contributor or any of its Subsidiaries (including, as of the Closing Date, Kemmerer), (c) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice or the passage of time or both) under, any of the terms, conditions or provisions of any Contract to which Contributor or any of its Subsidiaries (including, as of the Closing Date, Kemmerer) is a party or by which any property or asset of any of Contributor or any of its Subsidiaries (including as of the Closing Date, Kemmerer) is bound or affected, or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on the Membership Interests or any asset of Kemmerer, except, in the cases of clauses (a), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to (i) have a Contributor Material Adverse Effect, (ii) prevent or materially delay the consummation of the Transaction party or (iii) materially impair Contributor’s ability to perform its obligations under the Transaction Documents to which it is a party.

3.5 Capitalization of Kemmerer and Ownership, Condition and Sufficiency of the Assets.

(a) As of the Closing Date:

(i) Contributor is the record owner of and has good and valid title to the Membership Interests, free and clear of all Liens (other than Permitted Liens),

(ii) the Membership Interests constitute 100% of the total issued and outstanding membership interests in Kemmerer,

(iii) the Membership Interests have been duly authorized and are validly issued, fully-paid (to the extent required by the Organizational Documents of Kemmerer) and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act), and

(iv) the Membership Interests were not issued in violation of the Organizational Documents of Kemmerer or any other agreement, arrangement or commitment to which Contributor or Kemmerer is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(b) Upon consummation of the transactions contemplated by this Agreement, the Partnership will own all of the Membership Interests. As of the Closing Date:

(i) the Membership Interests were issued in compliance with Law;

(ii) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in Kemmerer or obligating Contributor or Kemmerer to issue or sell any membership interests (including the Membership Interests), or any other interest, in Kemmerer, and

(iii) other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(c) As of the Closing, Kemmerer has (i) good and valid title to the Assets and (ii) all of the real property rights sufficient to conduct the Kemmerer Mining Operation, in both cases free and clear of all Liens except Permitted Liens and those Liens set forth on Schedule 3.5(c) of the Contributor Disclosure Schedules. The Assets include all of the real property, contract rights, Permit rights and equipment that, in the aggregate and together with the Transferred Reserves, is required for the coal mining operations at the Kemmerer Mine as such mining operations have been conducted during the 12 month period preceding the date of this Agreement.

(d) Neither Contributor nor, as of the Closing Date, Kemmerer, is a party to any agreements, arrangements or commitments obligating Contributor to grant, deliver or sell, or cause to be granted, delivered or sold, the Assets, by sale, lease, license or otherwise, other than this Agreement, and other than inventory sold by Kemmerer to its customers in the Ordinary Course of Business.

(e) Neither the execution of this Agreement nor the assignment of the Membership Interests as contemplated by this Agreement gives rise to any rights of first refusal, rights of first offer or similar rights under any agreement to which Kemmerer or Contributor is a party that would entitle any Person to purchase or otherwise acquire any of the Assets or Membership Interests or require that an offer to purchase or acquire any of the Assets or Membership Interests be made to any Person.

(f) As of the Closing Date, Kemmerer does not have an ownership interest in any other Person.

(g) The Coal Reserves constitute all of the coal reserves to which Kemmerer has any rights as of the Closing Date. The real property rights of Kemmerer in and to the Coal Reserves, together with the Transferred Reserves, shall be sufficient to enable Kemmerer to mine and/or contract to have mined on a surface mining basis all of the Coal Reserves without any need for the acquisition of additional real property rights.

3.6 Legal Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of Contributor, threatened, (i) challenging the transactions contemplated by the Transaction Documents, (ii) otherwise relating to such transactions or the Transaction Documents or (iii) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Kemmerer Mining Operation or the Assets.

(b) Other than with respect to Proceedings arising under Environmental Laws that are the subject of Section 3.8 or as set forth on Schedule 3.6(b) of the Contributor Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Contributor, threatened, against Contributor in relation to any of the Assets. To the Knowledge of Contributor, no event has occurred and no circumstances exist that would reasonably be expected give rise to, or serve as a basis for, any such Proceedings.

(c) Except as set forth on Schedule 3.6(c) of the Contributor Disclosure Schedules, there are (i) no outstanding orders from any Governmental Authority that adversely affect in any material respect the Kemmerer Mining Operation or the ability of (A) Kemmerer to use or operate the Assets as they are currently used and operated or (B) as of the Closing Date, Kemmerer to own the Assets as they are currently owned and (ii) no unsatisfied judgments, injunctions, decrees, rulings, penalties or awards against or affecting the Kemmerer Mining Operation or the Assets.

3.7 Permits.

(a) All Permits currently held by Kemmerer relating to the Kemmerer Mining Operation constitute all Permits necessary for the operation of the Kemmerer Mining Operation as presently conducted and as proposed to be conducted. As of the Closing Date, all such Permits are held by Kemmerer. All such Permits that have been issued are in full force and binding upon Kemmerer and, to Contributor’s knowledge, the other parties thereto. There are no proceedings pending or, to the Knowledge of Contributor, threatened, that seek the revocation, cancellation, suspension or materially adverse modification of such Permits. Kemmerer is in compliance in all material respects with all such Permits. All Permits are renewable by Kemmerer by their terms in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Contributor has not received written notice to the effect that (i) Kemmerer is not in compliance with, or is in violation of, any Permit, (ii) any currently existing circumstances are likely to result in a failure of Kemmerer to comply with, or result in a violation by Kemmerer of, any Permit, or (iii) any pending Permit application related to the Kemmerer Mining Operation will be delayed, denied or made subject to any special qualification procedures or the payment of any amounts other than routine filing fees.

(b) Neither Contributor nor Kemmerer has been notified in writing or otherwise by OSMRE or the agency of any state administering SMCRA or any comparable state statute that Kemmerer or the Kemmerer Mining Operation is: (i) ineligible to receive additional Permits (i.e., “permit blocked” under OSMRE’s Applicant Violator System (AVS)); or (ii) under investigation to determine whether its eligibility to receive or maintain any such Permits should be revoked. As of the Closing Date, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render Kemmerer ineligible to receive Permits or any other potential Permits.

3.8 Environmental Matters. Except as to matters set forth on Schedule 3.8 of the Contributor Disclosure Schedules:

(a) to the Knowledge of Contributor, the Kemmerer Mining Operation and the Assets are in material compliance with all applicable Environmental Laws;

(b) the Assets are not subject to any pending or, to the Knowledge of Contributor, threatened Proceeding arising under any Environmental Law, nor has Contributor received any written and pending notice, order, request for information or complaint from any Governmental Authority alleging a material violation of or liability arising under any Environmental Law with respect to the Assets;

(c) Contributor has delivered to the Partnership complete and correct copies of all environmental site assessment reports and studies relating to the Assets that are in the possession of Contributor; and

(d) except as would not reasonably be expected to result in Contributor or Kemmerer incurring material Liabilities, Kemmerer has not released, and to Contributor’s knowledge, there has been no Release by any other party of any Hazardous Substance on, at, under, to, or from any of the Assets, or from or in connection with any operations conducted on or at the Assets, in a manner that would reasonably be expected to give rise to any material liability pursuant to any Environmental Law.

3.9 Legal Compliance.

(a) Other than with respect to Proceedings arising under Permits that are the subject of Section 3.7 and Environmental Laws that are the subject of Section 3.8, to the Knowledge of Contributor, Contributor and Kemmerer have complied, and are in compliance, with all Law applicable to the Assets or to the conduct of the Kemmerer Mining Operation or operations or the use of the Assets in all material respects, and there has been no assertion by any Person, and none of the foregoing has received any written notice, of any violation of any Law, and, to the Knowledge of Contributor, there are no facts or circumstances that would be expected to form the basis for any such violation, other than such violations that would not reasonably be expected to have a Contributor Material Adverse Effect.

(b) The Kemmerer Mining Operation is, and since January 12, 2012 has been, in compliance in all material respects with all of the terms and requirements of each of its Permits. Without limiting the foregoing, Kemmerer is current in the commencement, conduct, completion and maintenance of all reclamation necessitated by the Kemmerer Mining Operation and is in compliance with its mining plans for so doing, including all mining plans submitted to the State of Wyoming and OSMRE, and with all Law, and the Kemmerer Mining Operation is in compliance with all of the requirements of SMCRA, the Federal Mine Safety and Health Act of 1977, as amended, all similar statutes of the State of Wyoming, and all rules and regulations promulgated under said laws and any other Law imposed by OSMRE, MSHA, the State of Wyoming and any other Governmental Authority or other Person, in each case in all material respects.

3.10 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Kemmerer and the Assets have been timely filed, all such Tax Returns are complete and correct in all material respects, and all material Taxes due and payable by or with respect to the Assets have been paid in full or adequately accrued. The time for filing any Tax Return to be filed with respect to the Assets has not been extended.

(b) There are no material disputes or claims (other than disputes or claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) with respect to Kemmerer or the Assets for any Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to Kemmerer and the Assets.

(c) No material Tax audits or administrative or judicial proceedings have been or are being conducted, or, to the Knowledge of Contributor, are pending or are proposed with respect to Kemmerer and the Assets.

(d) There are no Liens for Taxes on any of the Membership Interests and the Assets other than, in the case of the Assets, Permitted Liens.

(e) All material Taxes required to be withheld, collected or deposited by or with respect to Kemmerer and the Assets have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

(f) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with respect to Kemmerer or the Assets for any period.

(g) Contributor is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and Treasury Regulations promulgated thereunder, or an entity disregarded as separate from its owner for United States federal income tax purposes.

(h) For United States federal income tax purposes, Kemmerer was a “C” corporation from the date of incorporation until the date immediately prior to the Conversion, and on and after the Conversion, Kemmerer is an entity disregarded as separate from its owner.

(i) At least 90% of the gross income generated by the Assets is income that constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

(j) There are no (i) obligations to make a payment to any Person under any Tax allocation or Tax-sharing agreement; (ii) obligations to pay the Taxes of any Person as a transferee or successor, by contract or otherwise; including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (iii) obligations under any record retention, transfer pricing, closing or other agreement or arrangement with any taxing authority that will survive the Closing.

(k) None of the Assets includes any equity interests in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

3.11 Customers and Suppliers; Coal Supply Contracts.

(a) Schedule 3.11 of the Contributor Disclosure Schedules lists the customers of the Kemmerer Mining Operation since January 31, 2012, the date of Contributor’s acquisition of the Kemmerer Mining Operation, and sets forth opposite the name of each such customer and the percentage of revenue for each such fiscal year attributable to such customer. Since January 31, 2012, the date of Contributor’s acquisition of the Kemmerer Mining Operation, neither Contributor nor any of its Affiliates has received any customer complaints relating to the Kemmerer Mining Operation, nor has Contributor or any of its Affiliates had any of its coal deliveries relating to the Kemmerer Mining Operation returned or rejected by a purchaser thereof, other than complaints in the Ordinary Course of Business that have not, and are not reasonably likely to have, individually or in the aggregate, a Contributor Material Adverse Effect.

(b) Except as set forth on Schedule 3.11 of the Contributor Disclosure Schedules, since December 31, 2013, (i) no supplier or vendor of the Kemmerer Mining Operation has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Kemmerer Mining Operation, and (ii) no Person listed on Schedule 3.11 of the Contributor Disclosure Schedules has indicated that it will stop, or decrease the rate of, its acquisition of coal from the Kemmerer Mining Operation.

(c) Schedule 3.11 of the Contributor Disclosure Schedules sets forth each coal supply contract in effect as of the date of this Agreement to which Kemmerer is a party (collectively, the “Coal Supply Contracts”). Except as disclosed on Schedule 3.11 of the Contributor Disclosure Schedules: (i) no Coal Supply Contract has been modified or amended; (ii) each Coal Supply Contract is valid, binding and enforceable and is in full force and effect against Kemmerer and, to the Knowledge of Contributor, as to any other party thereto; (iii) to the Knowledge of Contributor, no party is in material breach or default of any Coal Supply Contract and Contributor has no Knowledge of any event that has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration under any Coal Supply Contract; (iv) there have been no whole or partial assignments or other transfers of any of the Coal Supply Contracts or of any interest therein by Kemmerer; (v) none of the parties to any of the Coal Supply Contracts has made any written claim to Kemmerer or any of its Affiliates, either by contractually required notice or otherwise, of the existence of any force majeure events, which materially affect or could materially affect future deliveries under such Coal Supply Contract; (vi) no written claims have been made or, to the Knowledge of Contributor, threatened under any economic hardship or similar provisions of any of the Coal Supply Contracts; (vii) there have been no written demands by any of the parties to any of the Coal Supply Contracts for adequate assurance of performance, whether made pursuant to the terms of the Coal Supply Contract or pursuant to statutory or common law; (viii) there are no pending or, to the Knowledge of Contributor, threatened material pricing disputes under the Coal Supply Contracts; (ix) no party to any of the Coal Supply Contracts has currently suspended or, to the Knowledge of Contributor, threatened to suspend its performance of the terms and conditions of the applicable Coal Supply Contract either under the terms of such Coal Supply Contract or otherwise; (x) since December 31, 2013, to the Knowledge of Contributor, none of the parties to the Coal Supply Contracts has sought to renegotiate, alter or terminate any of the terms of the Coal Supply Contracts; and (xi) Kemmerer is not obligated to deliver any material quantities of coal under any Coal Supply Contract, the consideration for which has been pre-paid

3.12 Brokers’ Fee. Except as set forth on Schedule 3.12 of the Contributor Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Contributor or any of its Affiliates.

3.13 Matters Relating to Acquisition of the Equity Consideration. Contributor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Equity Consideration and is capable of bearing the economic risk of such investment. Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Contributor is acquiring the Equity Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Equity Consideration. Contributor does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to the Equity Consideration. Contributor acknowledges and understands that (i) the acquisition of the Equity Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Equity Consideration will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Contributor agrees that the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws. Contributor acknowledges and agrees that the Equity Consideration will, when issued and if evidenced by a certificate, include the restrictive legend specified in Section 4.8(d) of the Partnership Agreement.

3.14 Restrictions on Kemmerer Mining Operation. There is no agreement, judgment, injunction, order or decree binding upon Contributor or Kemmerer that has had or would be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of Kemmerer or the Kemmerer Mining Operation, any acquisition of property by Kemmerer or the Kemmerer Mining Operation, the purchase of goods or services from any party in connection with the Kemmerer Mining Operation, the hiring of any individual or groups of individuals in connection with the Kemmerer Mining Operation or the conduct of the Kemmerer Mining Operation, other than such agreements, judgments, injunctions, orders or decrees that would not reasonably be expected to have a Contributor Material Adverse Effect.

3.15 Materials Provided to the Conflicts Committee.

(a) The projections and budgets provided to the Conflicts Committee (including those provided to its financial advisor) as part of the Conflicts Committee’s review in connection with this Agreement and, the other Transaction Documents and the transactions contemplated hereby and thereby were prepared by the management of Westmoreland GP and Contributor and, in the opinion of such management with respect to the Partnership and the Assets, have a reasonable basis and are consistent with the current expectations of such management with respect to the Partnership and the Assets and are materially consistent with the provisions of the Coal Supply Contracts and the other Contracts affecting the Kemmerer Mining Operation. The other historical financial and operational information and materials provided to the Conflicts Committee, including those provided to its financial advisor as part of its review for the Conflicts Committee in connection with this Agreement and the Transaction, are complete and correct in all material respects for the periods covered and are derived from and are consistent with the books and records of Contributor and its Affiliates. The internal reserve report, a copy of which is attached to Schedule 3.15 of the Contributor Disclosure Schedules, has been prepared in accordance with the applicable guidance of the Securities and Exchange Commission. The management of Westmoreland GP and Contributor have not intentionally withheld any information from the Conflicts Committee that, on the date hereof, taken together with all other information provided to the Conflicts Committee and its advisors, would reasonably be expected to have a material adverse effect on the business of owning and operating the Assets.

(b) Copies of the audited consolidated balance sheets of Kemmerer as of December 31, 2014 and 2013 and the related statements of operations, comprehensive income, shareholder’s equity and cash flows for the years ended December 31, 2014 and 2013 and the eleven months ended December 31, 2012 (collectively, the “Kemmerer Financial Statements”) have been provided to the Conflicts Committee. Each of the Kemmerer Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Kemmerer Financial Statements are based on the books and records of Kemmerer and fairly presents, in all material respects, the financial position and results of operations of Kemmerer as of the dates thereof and for the periods indicated therein, except as otherwise expressly noted therein.

3.16 Absence of Changes. Since December 31, 2014, (a) Kemmerer has in all material respects (i) conducted the Kemmerer Mining Operation in the Ordinary Course of Business and (ii) used commercially reasonable efforts to preserve intact its material relationships with third parties with regard to the Kemmerer Mining Operation; and (y) no event, change, fact, development, circumstance, condition, matter or occurrence has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Contributor Material Adverse Effect.

3.17 Contracts.

(a) Contributor has made available to the Partnership a correct and complete copy of (i) each Contract materially affecting Kemmerer and its assets, the loss of which would reasonably be expected to have a Contributor Material Adverse Effect, and (ii) each other Contract to which Kemmerer is a party that provides for revenues to or commitments of Kemmerer or with respect to the Assets in an amount greater than $1,000,000 during a calendar year. The contracts described in clauses (i) and (ii) are referred to herein as the “Material Contracts.”

(b) Each Material Contract is in full force and effect, and none of Contributor, Kemmerer or, to the knowledge of Contributor, any other party, is in breach or default thereunder and Contributor has no knowledge of any event that has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

3.18 Absence of Undisclosed Liabilities. Kemmerer does not have, and the Assets are not subject to, any Liability, except Liabilities (a) that are reflected in the Kemmerer Financial Statements, or (b) incurred since December 31, 2014 in the Ordinary Course of Business and, as of the Closing Date, the incurrence of which were not prohibited by this Agreement.

3.19 Intellectual Property. No material registrations or applications for registration are included in any Intellectual Property Rights held by Kemmerer. To the Knowledge of Contributor, Kemmerer owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property Rights necessary to conduct the Kemmerer Mining Operation as currently conducted. To the Knowledge of Contributor, the conduct of the Kemmerer Mining Operation as currently conducted has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of Kemmerer to own, use, practice or exploit any Intellectual Property Rights held by or licensed to Kemmerer (excluding licenses for commercially available, “off-the-shelf” software).

3.20 Labor and Employee Benefit Matters.

(a) Prior to the Closing Date, Contributor shall become the employer of all persons employed as of the date of this Agreement by Kemmerer (the “Transferred Employees”) and, as of the Closing, Kemmerer shall have no employees (the “Employee Transfer”).

(b) Prior to the Closing Date, Kemmerer shall have (i) validly assigned to Contributor, and Contributor shall have validly assumed, any and all of Kemmerer’s obligation under that certain Western Coal Wage Agreement of 2012 (the “CBA”), between Westmoreland Kemmerer, Inc. and the International Union United Mine Workers of America, in each case after obtaining all consents and approvals required for such valid assignment and assumption (the “CBA Assignment”), and (ii) Contributor shall have validly assumed any and all liabilities associated with the Transferred Employees or arising with respect to the employment by Kemmerer of the Transferred Employees or any other persons previously employed by Kemmerer, including, but not limited to, any and all post retirement pension, medical, and other benefit liabilities (the “Employee Liabilities Assumption,” and together with the Employee Transfer and the CBA Assignment, the “Employee Matters Condition”). As of the Closing, Kemmerer shall have no continuing obligations or liabilities associated with the Transferred Employees or arising with respect to the employment by Kemmerer of the Transferred Employees or any other persons previously employed by Kemmerer, including, but not limited to, any and all post retirement pension, medical, and other benefit liabilities, other than any obligations of the Partnership arising pursuant to that certain Services Agreement, effective as of January 1, 2015 (the “Services Agreement”), by and between the General Partner and the Partnership for services provided to the Partnership by the General Partner pursuant to the terms of such agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Contributor as of the date hereof and as of the Closing Date as follows:

4.1 Formation; Due Qualification and Authority. Each of the Partnership Entities is a limited partnership or limited liability company and is (a) duly formed, validly existing and in good standing under the Law of its jurisdiction of formation and (b) authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which it currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Partnership Entities Material Adverse Effect. All Organizational Documents of the Partnership Entities are in full force and effect, and none of the Partnership Entities is in violation of any provision of any of its Organizational Documents.

4.2 Validity of Agreement; Authorization; Valid Issuance.

(a) The Partnership has the requisite power and authority to enter into the Transaction Documents to which it is or will be a party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents by each of the Partnership Entities and the performance of the obligations of each of the Partnership Entities thereunder have been duly authorized by the board of directors of the general partner of the Partnership (the “Partnership Board”) and no other proceedings on the part of the Partnership or any of the Partnership Entities are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Partnership is or will be a party has been (in the case of this Agreement and the other Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents) duly executed and delivered by the Partnership and constitute, or will constitute at the Closing, as applicable, the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with its terms (except to the extent that its enforceability may be limited by the Remedies Exception).

(b) The issuance of the Common Units, and Common Units into which the Series A Convertible Units may be converted, comprising the Equity Consideration has been duly authorized in accordance with the Organizational Documents of the Partnership. On the Closing Date, the issuance of the Series A Convertible Units comprising the Equity Consideration will have been duly authorized in accordance with the Organizational Documents of the Partnership. The Common Units and the Series A Convertible Units comprising the Equity Consideration, when issued and delivered to Contributor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Organizational Documents of the Partnership) and non-assessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of any Liens or restrictions upon voting or transfer thereof pursuant to any Contract to which the Partnership or any of its Affiliates is a party or by which any property or assets of any such Person is bound or affected, other than pursuant to the Partnership Agreement and transfer restrictions under federal and state securities Law.

4.3 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding partnership interests of the Partnership consist of (i) 35,291 general partner units representing a .61% general partner interest in the Partnership (the “GP Interest”), (ii) 5,711,630 Common Units, and the Incentive Distribution Rights (as defined in the Partnership Agreement), and there are issued and outstanding (x) warrants to purchase 166,557 Common Units at an exercise price of $0.12 per unit (the “Common Unit Warrants”).

(b) All of the issued and outstanding Common Units in the Partnership have been duly authorized and validly issued by the Partnership in accordance with the Organizational Documents of the Partnership, and are fully paid (to the extent required under the Organizational Documents of the Partnership) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c) As of the Closing Date, all of the issued and outstanding Series A Convertible Units in the Partnership will have been duly authorized and validly issued by the Partnership in accordance with the Organizational Documents of the Partnership (as amended by the Partnership Agreement Amendment), and will be fully paid (to the extent required under the Organizational Documents of the Partnership, as amended by the Partnership Agreement Amendment) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(d) Except for the Common Unit Warrants and the LTIP Grants, none of the Partnership Entities has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Partnership on any matter.

(e) The Common Unit Warrants have been duly authorized and validly issued in accordance with the Partnership Agreement. The Common Units issuable upon exercise of the Common Unit Warrants have been duly authorized, and when issued in accordance with their terms will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA).

(f) Westmoreland GP is the sole general partner of the Partnership and owns all of the GP Interest and all of the Incentive Distribution Rights. The GP Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and, in the case of the Incentive Distribution Rights, have been fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and Westmoreland GP owns the GP Interest and the Incentive Distribution Rights free and clear of all Liens other than restrictions imposed thereon by applicable securities Law or by the Partnership Agreement.

(g) Except as set forth in the Organizational Documents of the Partnership, and except for the Common Unit Warrants and the LTIP Grants, and, as of the Closing Date, the Series A Convertible Units, (i) there are no preemptive rights, options, warrants, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of the Partnership or requiring any such entity to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests, and (ii) no equity interests of the Partnership are reserved for issuance, other than (A) the Common Units Consideration to be issued as contemplated by this Agreement and (B) as of the Closing Date, the Series A Convertible Units Consideration to be issued as contemplated by this Agreement.

(h) Assuming the accuracy of the representations of Contributor set forth in Section 3.13, the sale, delivery and issuance of the Equity Consideration as contemplated by this Agreement is exempt from the registration requirements of the Securities Act.

4.4 No Conflicts. Except as set forth on Schedule 4.4 of the Partnership Entities Disclosure Schedules, the execution, delivery and performance by the Partnership Entities of the Transaction Documents to which any of the Partnership Entities is a party and the consummation by such Partnership Entities of the transactions contemplated thereby do not and will not: (a) result in any breach of any provision of the Organizational Documents of any of the Partnership Entities; (b) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice or the passage of time or both) under, any of the terms, conditions or provisions of any Contract to which any of the Partnership Entities is a party or by which any property or asset of any of the Partnership Entities is bound or affected; (c) assuming compliance with the matters referred to in Section 4.5, violate any Law to which any of the Partnership Entities is subject or by which the properties or assets of any of the Partnership Entities is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any of the Partnership Entities, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Partnership Entities Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Partnership is a party or to materially impair the Partnership’s ability to perform its obligations under the Transaction Documents to which it is a party.

4.5 Consents and Approvals. Except as set forth on Schedule 4.5 of the Partnership Entities Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the consummation by the Partnership of the transactions contemplated by the Transaction Documents to which it is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the Ordinary Course of Business be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Partnership is a party or to materially impair the Partnership’s ability to perform its obligations under the Transaction Documents to which it is a party.

4.6 Brokers’ Fee. Except as set forth on Schedule 4.6 of the Partnership Entities Disclosure Schedules, no broker, investment banker, financial advisor or other Person may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Partnership Entities.

4.7 Independent Investigation.

(a) The Partnership has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the Membership Interests and is capable of bearing the economic risk of such acquisition. The Partnership is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Partnership is acquiring the Membership Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Membership Interests. The Partnership does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Membership Interests. The Partnership acknowledges and understands that (i) the acquisition of the Membership Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Membership Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Partnership agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (A) except in accordance with the requirements of the Kemmerer LLC Agreement, (B) except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in compliance with other applicable state and federal securities laws or (C) to the extent pledged or hypothecated pursuant to the terms of the Partnership Debt Agreements.

(b) The Partnership is knowledgeable in the business of owning and operating coal mining properties and facilities and has had access to the Assets, the Representatives of Contributor and its Affiliates, and to the records of Contributor and its Affiliates with respect to the Assets. THE PARTNERSHIP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, CONTRIBUTOR HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY CONTRIBUTOR AND, EXCEPT AS

SET FORTH IN THIS AGREEMENT, WAIVED BY THE PARTNERSHIP. THE PARTNERSHIP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR COAL MINING OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY CONTRIBUTOR OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS; (III) THE PARTNERSHIP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT THE PARTNERSHIP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, CONTRIBUTOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO THE PARTNERSHIP WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF ANY MINERALS CONTAINED IN THE ASSETS. With respect to any projection or forecast delivered by or on behalf of Contributor or its Affiliates to the Partnership, the Partnership acknowledges that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to the Partnership pursuant to Section 6.4(d), (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Partnership is familiar with such uncertainties, (iii) the Partnership is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to the Partnership and (iv) the Partnership will not have a claim against Contributor or any of its advisors or Affiliates with respect to such projections or forecasts.

4.8 Taxes. From and at all times since its formation, the Partnership has qualified as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns of the Partnership have been prepared consistently therewith.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Consummation of the Transaction. Each Party shall, as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to (a) cause the closing conditions in this Agreement to be satisfied, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, (c) obtain all necessary consents, approvals or waivers from Third Persons, and (d) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, each Party shall use commercially reasonable efforts promptly to obtain all authorizations, consents, Orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under this Agreement and shall cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, Orders and approvals, give such notices, and make such filings. Notwithstanding anything to the contrary contained in this Agreement, Contributor shall use its commercially reasonable efforts to (i) cause the closing conditions set forth in Section 6.3(d) and Section 6.3(e) to be satisfied and (ii) provide the Partnership with timely updates (and in any event, no less than weekly) with respect to its progress in satisfying such conditions. Notwithstanding anything to the contrary contained in this Agreement, including this Section 5.1 and Section 5.2, in no event shall either Party be required hereunder to, or to cause or use commercially reasonable or other efforts to cause any other Person to, waive or amend any rights under or provisions of this Agreement or any related Contracts. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

5.2 Conduct Pending Closing.

Except as specifically identified otherwise on Schedule 5.2 of the Contributor Disclosure Schedules or as otherwise expressly provided by this Agreement or with the prior written consent of the Partnership, from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, Contributor shall, and shall cause its Subsidiaries to:

(a) operate the Assets in all material respects in the Ordinary Course of Business and use their commercially reasonable efforts to preserve the present business operations and organization relating to the Assets;

(b) with respect to the Assets, maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(c) use its commercially reasonable efforts to preserve intact its current material relationships and all material contractual and other obligations with third parties (including material customers and suppliers) having business dealings with the Partnership or any of its Subsidiaries;

(d) comply in all material respects with all Law to which the Assets are subject;

(e) not sell, transfer, assign, convey or otherwise dispose of the Membership Interests or any of the Assets other than the sale of inventory in the Ordinary Course of Business;

(f) not create or permit the creation of any Lien on the Membership Interests or any of the Assets other than Permitted Liens;

(g) not take any action that would materially adversely affect, or impede or impair, the ability of the Parties to consummate the transactions contemplated hereby or thereby;

(h) except as required by Law, not take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied;

(i) not agree to take any action prohibited by this Section 5.2;

(j) not permit Kemmerer to increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the Ordinary Course of Business; or

(k) not permit Kemmerer to issue or sell any membership interests or other equity interests.

5.3 Cooperation. Upon reasonable written notice, the Partnership and Contributor shall furnish or cause to be furnished to each other, during normal business hours, access to such information (including any financial statements, financial information or similar data) and assistance relating to the transactions contemplated by the Transaction Documents as is reasonably necessary for financial reporting and accounting matters, any filings to be made with the Commission, inclusion in any offering memoranda, the preparation and filing of any Tax Returns, reports or forms, or the defense of any Tax claim or assessment.

5.4 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement, the other Transaction Documents and the transactions contemplated therein.

5.5 NYSE Listing. The Partnership will use its commercially reasonable efforts to list, prior to the Closing, on the New York Stock Exchange, subject only to official notice of issuance, the Common Units, and Common Units that may be received upon conversion of the Series A Convertible Units, comprising the Equity Consideration.

5.6 Tax Matters.

(a) Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Neither Party nor any of its respective Subsidiaries shall knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the contribution of the Partnership Consideration in exchange for the Contributor Consideration from qualifying as an exchange to which Section 721(a) of the Code applies, including any action that would be reasonably likely to cause the Partnership to be treated as an investment company (within the meaning of Section 351 of the Code and Treasury Regulations promulgated thereunder) if the Partnership were incorporated. Each Party will report the contribution of the Partnership Consideration in exchange for the Contributor Consideration as an exchange to which Section 721(a) of the Code applies except to the extent otherwise required (i) pursuant to a “determination” within the meaning of Section 1313(a) of the Code or (ii) with respect to any transfer of money or other consideration from the Partnership to Contributor during the two-year period following the Closing Date that is treated as part of a sale of property under Treasury Regulations Section 1.707-3(a).

(c) Contributor shall be responsible for and shall promptly pay when due all Taxes levied with respect to Kemmerer or the Assets attributable to any Pre-Closing Tax Period. All Taxes levied with respect to Kemmerer or the Assets for the Pre-Closing Tax Period shall be apportioned between Contributor and the Partnership in the manner set forth in Section 5.6(g) and Section 5.6(e). Contributor shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and the Partnership shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Taxes, the Partnership or Contributor, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.6(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other Party within ten (10) days after delivery of such statement. If the Partnership or Contributor makes any payment for which it is entitled to reimbursement under this Section 5.6(c), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the contribution of the Assets (through the contribution of the Membership Interests) pursuant to this Agreement shall be paid by Contributor when due.

(e) For purposes of filing any Wyoming severance Tax Return (and any ad valorem/gross products Tax Return related to any such severance Tax Return), to the extent permitted by applicable Law, the Parties shall close the taxable period with respect to such returns on the Closing Date. The allocation of such Wyoming severance Tax Liability (and any ad valorem/gross products Tax Liability) shall be determined in accordance with Section 5.6(g). Such Tax Returns shall be prepared consistently with the past practice of the Parties, unless otherwise required by applicable Law.

(f) The Partnership shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to Kemmerer or the Assets as to any period ending on or after the Closing Date. Such Tax Returns shall be prepared consistently with the past practice of the Parties, unless otherwise required by applicable Law. If any such Tax Return relates to any period beginning before the Closing Date or could otherwise affect Contributor, the Partnership shall deliver to Contributor for its review, comment and approval a copy of the proposed Tax Return no later than thirty (30) days prior to the filing date of such Tax Return (including extensions thereof). Contributor and the Partnership shall consult and attempt to resolve in good faith any issue arising as a result of the review of such proposed Tax Returns. If Contributor and the Partnership cannot agree on the amount of Taxes owed by the Parties or the treatment of an item shown on such Tax Return within fifteen (15) days, Contributor and the Partnership shall refer the matter to Deloitte Tax LLP. Contributor and the Partnership shall equally share the fees and expenses of Deloitte Tax LLP and the determination of Deloitte Tax LLP as to the amount owing by the Parties with respect to the proposed Tax Returns shall be binding on both Contributor and the Partnership for purposes of filing such Tax Returns.

(g) For purposes of this Section 5.6, the portion of any Taxes (other than Taxes allocated pursuant to Section 5.6(e)) levied with respect to Kemmerer or the Assets for any Straddle Period that is allocable to the Pre-Closing Tax Period shall be (i) in the case of Taxes that are either based upon or related to income or receipt or imposed in connection with any sale or other transfer of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of Kemmerer ended with (and include) the Closing Date; and (ii) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practices of the Parties and shall be in conformity with the Code and any other applicable authorities except to the extent required by any applicable Law.

5.7 Capital Leases. Contributor shall reduce the aggregate amount of “capitalized lease obligations” (as defined in the Partnership Debt Documents) held by Kemmerer to no more than $12,000,000 as of the Closing Date.

5.8 Allocation of Expenses. Contributor shall, in compliance with the Services Agreement and the Partnership Agreement, allocate expenses incurred for post retirement pension, medical, and other benefit liabilities attributable to Transferred Employees on a cash basis through the period ending December 31, 2017. Thereafter, Contributor shall allocate such expenses in its sole discretion, in compliance with the Services Agreement and the Partnership Agreement.

ARTICLE VI

CLOSING

6.1 Conditions Precedent to Obligations of each Party. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to no Law or Order (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) being in effect that restrains or makes illegal the consummation of this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby.

6.2 Conditions Precedent to Obligations of the Partnership. The obligations of the Partnership to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction by Contributor or waiver by the Partnership, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the Fundamental Representations of Contributor set forth in this Agreement shall be true and correct in all respects (disregarding any materiality, Contributor Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) each of the representations and warranties of Contributor other than the Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Contributor Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Contributor Material Adverse Effect), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had, and would not reasonably be expected to have, a Contributor Material Adverse Effect;

(c) Contributor shall not have breached any obligations and agreements required to be performed and complied with by it prior to the Closing Date, except for any such breach that has not had a Contributor Material Adverse Effect;

(d) any consents of the holders of the indebtedness of the Partnership required under the terms of such indebtedness shall have been received by the Partnership, on terms acceptable to the Partnership in its reasonable judgment;

(e) all Permitted Liens of Contributor’s noteholders and lenders on the Assets and Membership Interests shall have been released, or the Partnership shall be satisfied that on or promptly after the Closing, such Permitted Liens will be released;

(f) the Partnership shall have completed the Public Offering;

(g) all notice, consent and other regulatory action requirements shall have been satisfied for Kemmerer to validly hold the Permit identified on Schedule 6.2(g) of the Contributor’s Disclosure Schedules at and immediately following Closing;

(h) the Partnership shall have received the items listed in Section 6.4; and

(i) the Employee Matters Condition shall have occurred, and Contributor shall have delivered such documents or instruments to the Partnership as the Partnership reasonably requests to evidence that such condition shall have occurred.

6.3 Conditions Precedent to Obligations of Contributor. The obligations of Contributor to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction by the Partnership or waiver by Contributor, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the Fundamental Representations of the Partnership set forth in this Agreement shall be true and correct in all respects (disregarding any materiality, Partnership Entities Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)), on and as of the date hereof and as of the Closing Date, with the same force and effect as though made on and as of such date; provided, however, that further, for the purposes of clarification, this Section 6.3(a) shall not limit any of Contributor’s rights or remedies under Article VII;

(b) each of the representations and warranties of the Partnership other than the Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Entities Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Entities Material Adverse Effect), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had, and would not reasonably be expected to have, a Partnership Entities Material Adverse Effect;

(c) the Partnership shall not have breached any obligations and agreements required to be performed and complied with by it prior to the Closing Date, except for any such breach that has not had a Partnership Entities Material Adverse Effect;

(d) any consents of the holders of the indebtedness of Contributor required under the terms of such indebtedness shall have been received by Contributor, on terms acceptable to Contributor in its reasonable judgment, and all Permitted Liens of Contributor’s noteholders and lenders on the Assets and Membership Interests shall have been released, or Contributor shall be satisfied that on or promptly after the Closing, such Permitted Liens will be released;

(e) all approvals, consents and waivers that are listed on Schedule 4.5 shall have been received by the Partnership, and executed copies thereof shall have been delivered to Contributor at or prior to the Closing; and

(f) Contributor shall have received the items listed in Section 6.5.

6.4 Contributor Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Contributor shall deliver, or cause to be delivered, to the Partnership:

(a) the Organizational Documents of Kemmerer which shall be in a form reasonably acceptable to the Partnership;

(b) the Membership Interests, by delivering a written instrument of assignment and evidence of the transfer thereof, free and clear of any Liens;

(c) a certificate duly executed by the Secretary or an Assistant Secretary of Contributor, dated as of the Closing Date, in customary form, attesting to (i) the Organizational Documents of Contributor and (ii) the resolutions of the board of directors or similar governing body of Contributor authorizing the execution and delivery of the Transaction Documents to which Contributor is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(d) a certificate duly executed by an executive officer of Contributor, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied in all respects;

(e) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of Contributor;

(f) a certificate, duly executed and acknowledged by an executive officer of Contributor, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that Contributor is not a “foreign person” within the meaning of Section 1445 of the Code; and

(g) such other documents or instruments as the Partnership reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all financing statement terminations and other documentation reasonably requested by the Partnership to evidence the release of the Permitted Liens described in Section 6.2 (e).

6.5 Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership shall deliver, or cause to be delivered, to Contributor:

(a) the Contributor Consideration, free and clear of any Liens (other than Liens existing under the Partnership Agreement or those arising under applicable securities Law), by delivering (i) an executed certificate of the Partnership’s transfer agent, in a form acceptable to Contributor, certifying as to the book entry issuance to Contributor of the Common Units comprising the Common Units Consideration, (ii) a Membership Interest certificate in a form acceptable to Contributor, evidencing the Series A Convertible Units Consideration; and (iii) the Cash Consideration, as both the amounts of the Equity Consideration and the Cash Consideration may have been adjusted as provided in Section 2.2;

(b) a counterpart to the Partnership Agreement Amendment duly executed by Westmoreland GP as the general partner of the Partnership;

(c) a certificate duly executed by the Secretary or an Assistant Secretary of Westmoreland GP, dated as of the Closing Date, in customary form, attesting to (i) the Organizational Documents of the Partnership and (ii) the resolutions of the Partnership Board authorizing the execution and delivery by the Partnership of the Transaction Documents to which the Partnership is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(d) a certificate duly executed by an executive officer of the Partnership, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied in all respects;

(e) a certificate, duly executed and acknowledged by an executive officer of the Partnership, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Partnership is not a “foreign person” within the meaning of Section 1445 of the Code;

(f) a certificate dated as of a recent date of the Secretary of State of the state of organization with respect to the valid existence and good standing in such state of each of the Partnership Entities set forth on Schedule 6.5(f); and

(g) such other documents or instruments as Contributor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for eighteen months following the Closing Date, except that (i) the Fundamental Representations contained herein and any Fundamental Representations contained in any certificate delivered pursuant hereto shall survive the Closing indefinitely and (ii) the representations and warranties set forth in Section 3.10 shall survive until the date that is 60 days after the expiration of the applicable statutes of limitations including any extension thereof (the applicable period of survival of a representation, warranty or covenant being the “Survival Period”); provided that, notwithstanding the expiration of any Survival Period, any obligations under Section 7.2(a) or Section 7.2(b) shall not terminate with respect to any Loss as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 7.3 before the termination of the applicable Survival Period. The Survival Period for all covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall be fifteen months after the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing until the performance of such covenants in accordance with their terms.

7.2 Indemnification.

(a) From and after the Closing, subject to Sections 7.1 and 7.4, Contributor shall indemnify and hold harmless the Partnership and each of its Affiliates (excluding any Person that is or becomes an Affiliate of the Partnership solely as a result of the purchase of publicly traded securities from the general public) and each of the respective members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Partnership Indemnified Parties”) from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”), based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by Contributor in this Agreement or in any certificate delivered pursuant hereto;

(ii) any breach or non-fulfillment of any covenant or other agreement to be performed on the part of Contributor under this Agreement or in any certificate delivered pursuant hereto;

(iii) any Taxes allocated to the Contributor pursuant to Section 5.6 and any Taxes resulting from the Conversion;

(iv) the ownership, use or operation of the Assets prior to the Closing, other than Loss for future contractual or similar obligations to be performed by Kemmerer after the Closing in the Ordinary Course of Business (other than those that result from, arise out of, allege, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law);

(v) any past, present or future obligations under or relating to the Coal Act, and any successor Law thereto, including but not limited to obligations for past, present or future retirement benefits for mining employees; and

(vi) any failure of Contributor or its Affiliates prior to the Closing to comply in all material respects with any or all Environmental Laws.

(b) From and after the Closing, subject to Sections 7.1 and 7.4, the Partnership shall indemnify and hold harmless Contributor and its Affiliates and each of the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Contributor Indemnified Parties”) from and against, and pay to the applicable Contributor Indemnified Parties the amount of, any and all Loss based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Partnership in this Agreement or in any certificate delivered pursuant hereto;

(ii) any breach or non-fulfillment of any covenant or other agreement to be performed on the part of the Partnership under this Agreement or in any certificate delivered pursuant hereto;

(iii) subject to Contributor’s indemnity obligations set forth in Section 7.2(a), the ownership, use or operation of the Assets after the Closing (including those which result from, arise out of, allege, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law occurring following the Closing); and

(iv) any Taxes allocated to the Partnership pursuant to Section 5.6.

(c) Qualifiers in this Agreement as to Materiality, Contributor Material Adverse Effect, Partnership Entities Material Adverse Effect and similar qualifiers contained in any representation or warranty, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 7.2 in calculating the amount of Loss suffered by an Indemnified Party (but, for the avoidance of doubt, such qualifiers shall not be disregarded for purposes of determining whether there has been a breach).

7.3 Indemnification Procedure.

(a) Promptly after any Indemnified Party becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 7.2, such Indemnified Party will assert its claim for indemnification under Section 7.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b) If any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 7.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Loss (subject to any applicable limitations in this Article VII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of such Third Party Claim, including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days after receiving notice of the Claim notify the Indemnified Party in writing of its intent to do so. Subject to Section 7.3(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the

Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and, if the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party may not settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or could potentially require any payment from any Indemnified Party.

7.4 Limitations.

(a) No Indemnifying Party shall have any Liability under Section 7.2(a)(i) or Section 7.2(b)(i) related to a representation or warranty (other than a Fundamental Representation and representations made in Section 3.10) in respect of any individual claim involving Loss to any Indemnified Party of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is directly related to one or more other claims that in the aggregate involve Loss in excess of $100,000, in which case, the Indemnifying Party will have Liability for the full amount of such claims (subject to the other limitations contained in this Section 7.4) and such claims shall not be considered De Minimis Claims (provided, that, notwithstanding anything in the foregoing to the contrary, solely for the purposes of this Section 7.4(a), all claims related to any fact or circumstance that causes any representation or warranty made in any particular section of this Agreement to be inaccurate shall be deemed to be related to all other claims related to such fact or circumstance).

(b) No Partnership Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(a)(i) related to a representation or warranty (other than a Fundamental Representation and representations made in Section 3.10 or in the case of knowing and intentional fraud) unless the aggregate of all Loss claimed by the Partnership Indemnified Parties pursuant to such section that are not De Minimis Claims exceeds 1% of the Reference Amount (the “Claim Deductible”), in which case, subject to Section 7.4(d), Contributor shall indemnify the Partnership Indemnified Party only for the Loss in excess of the Claim Deductible.

(c) No Contributor Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(b)(i) related to a representation or warranty (other than a Fundamental Representation and representations made in Section 3.10) unless the aggregate of all Losses claimed by the Contributor Indemnified Parties pursuant to such section exceed the Claim Deductible, in which case, subject to Section 7.4(d), the Partnership shall indemnify the Contributor Indemnified Party only for the Losses in excess of the Claim Deductible.

(d) Contributor shall not have any obligation to indemnify the Partnership Indemnified Parties under Section 7.2(a)(i) for Losses that exceed, in the aggregate, 10% of the Reference Amount; provided, however, that such limitation shall not apply to Losses of the Partnership Indemnified Parties arising from any Fundamental Representation or the representations made in Section 3.10, or knowing and intentional fraud, and Contributor’s aggregate Liability for such Losses, together with any other indemnifiable Losses, shall not exceed the Reference Amount. The Partnership shall not have any obligation to indemnify the Contributor Indemnified Parties under Section 7.2(b)(i) for Losses that exceed, in the aggregate, 10% of the Reference Amount; provided, however, that such limitation shall not apply to Losses of the Contributor Indemnified Parties arising from any Fundamental Representation, and the Partnership’s aggregate Liability for such Losses, together with any other indemnifiable Losses, shall not exceed the Reference Amount.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NONE OF THE PARTNERSHIP, CONTRIBUTOR, OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (i) PUNITIVE OR EXEMPLARY DAMAGES OR (ii) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (A) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (B) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (i) AND (ii), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

7.5 Calculation of Loss. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Loss shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Loss net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Loss net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Loss, including under insurance policies and indemnity arrangements.

7.6 No Duplication. In no event shall any Indemnified Party be entitled to recover any Loss under one section or provision of this Agreement to the extent of the full amount of such Loss already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution that would give it the right to make a claim against the Indemnifying Party.

7.7 Tax Treatment of Indemnity Payments. Contributor and the Partnership shall treat any indemnity payment made pursuant to this Article VII as adjustments to the Consideration for all Tax purposes, except as made otherwise required by Law following a final determination made by the United States Internal Revenue Service or a Governmental Authority with competent jurisdiction.

7.8 Exclusive Remedy.

(a) EXCEPT (i) PURSUANT TO THIS ARTICLE VII, SECTION 10.6 OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR COMMON LAW FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. HOWEVER, NOTHING IN THIS SECTION 7.8 SHALL LIMIT THE RIGHTS OF A PARTY TO (i) SEEK AND OBTAIN INJUNCTIVE RELIEF IN ACCORDANCE WITH SECTION 10.6 OR (ii) PURSUE CLAIMS PURSUANT TO OR ARISING UNDER THE PARTNERSHIP AGREEMENT TO THE EXTENT PROVIDED FOR THEREIN.

(b) Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each Party, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the Parties shall have any obligation or Liability hereunder, under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to, any former, current or future Affiliate, general or limited partner, member, equityholder, Representative, director, officer, agent, manager, assignee or employee of any Party, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents or any of their respective successors or permitted assignees to the extent of such party’s obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 7.8(b) as if expressly party hereto.

7.9 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of Contributor and the Partnership;

(b) by Contributor or the Partnership if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Contributor, on the one hand, or the Partnership, on the other hand, if such order was primarily due to the failure of Contributor, on the one hand, or the Partnership, on the other hand, to perform any of its obligations under this Agreement;

(c) by the Partnership if Contributor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Contributor shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 15 days following receipt by Contributor of notice of such breach from the Partnership;

(d) by Contributor if the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 15 days following receipt by the Partnership of notice of such breach from Contributor; or

(e) by Contributor or the Partnership if the Closing does not occur on or before October 31, 2015 (the “Outside Date”), as such Outside Date may be amended from time to time with the prior written consent of the Parties; provided that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

8.2 Procedure Upon Termination. If a Party is entitled to, and does, terminate this Agreement pursuant to Section 8.1, the Party terminating the Agreement shall give prompt written notice of such termination to the other Party, and this Agreement shall terminate, and the contribution of the Membership Interests to the Partnership hereunder shall be abandoned, without further action by the Partnership or Contributor.

8.3 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Partnership or Contributor; provided, however, that the agreements and obligations of the Parties set forth in Section 7.8(b), this Section 8.3, Article IX and Article X shall survive any such termination and shall be enforceable hereunder; and provided, further, that nothing in this Section 8.3 shall relieve the Partnership or Contributor of any Liability for an intentional material breach of this Agreement.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

9.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Law of the State of Delaware without regard to the Law of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 addressed to such Party at the address specified pursuant to Section 10.3. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or if, but only if, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, if that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.3 to such Party’s respective address set forth in Section 10.3 will be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties; provided, however, that the Partnership shall not execute any such amendment, modification or supplement without the consent or approval of the Conflicts Committee.

10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever an approval, waiver or a material determination or decision by the Partnership is called for in this Agreement, such approval, waiver, determination or decision must be authorized by the Conflicts Committee.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to Contributor, to:

Westmoreland Coal Company

9540 South Maroon Circle, Suite 200

Englewood, CO 80112

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

6380 S. Fiddlers Green Cir., Suite 500

Greenwood Village, CO 80111

Attention: Amy L. Bowler

If to the Partnership, to:

Westmoreland Resource Partners, LP

9450 South Maroon Circle, Suite 200

Englewood, CO 80112

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Conflicts Committee of the Board of Directors of Westmoreland GP, LLC

9450 South Maroon Circle, Suite 200

Englewood, CO 80112

Attention: Chairman

10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party, provided that each Party may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without such consent, to any Affiliate of such Party that remains an Affiliate at all times following such assignment. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

10.5 Expenses. Each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

10.6 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to each of the Partnership and Contributor and neither Party will have an adequate remedy at Law. Therefore, the obligations of each Party under this Agreement, including Contributor’s obligation to contribute the Membership Interests to the Partnership and the Partnership’s obligation to issue and/or deliver the Contributor Consideration to Contributor, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which either Party may have under this Agreement or otherwise.

10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, Contributor and the Partnership each agree that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, Contributor and the Partnership each agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Contributor Disclosure Schedules or the Partnership Entities Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Contributor Disclosure Schedules or the Partnership Entities Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Contributor Disclosure Schedules or the Partnership Entities Disclosure Schedules may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.

10.10 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Person, including any creditor of any Party or any of their Affiliates. No such Third Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any Party.

10.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

10.12 Time of Essence. Time is of the essence in the performance of this Agreement.

10.13 Right to Rely. Following the Closing, any rights to indemnification, payment, reimbursement or other remedy based on representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification, payment, reimbursement, or any other remedy based on such representations, warranties, covenants or agreements.

[Signature pages follow]

Each Party has caused this Agreement to be executed by its respective duly authorized officer as of the date first above written.

WESTMORELAND COAL COMPANY

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	Senior Vice President, Chief Administrative Officer

[Signature Page to Contribution Agreement – Additional Signature Page Follows]

WESTMORELAND RESOURCE PARTNERS, LP

By:	WESTMORELAND RESOURCES GP, LLC,
its general partner

	By:	/s/ Jennifer S. Grafton
	Name:	Jennifer S. Grafton
	Title:	Chief Legal Officer

[Signature Page to Contribution Agreement]

Exhibit A

to

Contribution Agreement

by and between

Westmoreland Coal Company

and Westmoreland Resource Partners, LP

dated June 1, 2015

DEFINITIONS

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assets” means the Kemmerer Mine and all other assets that are owned or leased by Kemmerer or in which Kemmerer has rights.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Colorado are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in the Recitals.

“CBA” has the meaning set forth in Section 3.20(b).

“CBA Assignment” has the meaning set forth in Section 3.20(b).

“Claim” has the meaning set forth in Section 7.3(a).

“Claim Deductible” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as amended, and the rules and regulations promulgated in connection therewith.

“Coal Reserves” means the coal reserves on, under and/or comprising the Assets, with such changes therein as occur in the Ordinary Course of Business.

“Coal Supply Contracts” has the meaning set forth in Section 3.11(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Warrants” has the meaning set forth in Section 4.3(a).

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Common Units Consideration” has the meaning set forth in the Recitals.

“Confidential Information” means the Contributor Confidential Information and the Partnership Entities Confidential Information.

“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.

“Consideration” means the Contributor Consideration and the Partnership Consideration.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“Contributor” has the meaning set forth in the Preamble.

“Contributor Confidential Information” means any and all of Contributor’s data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Contributor Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by any of the Partnership Entities or any of their respective Affiliates or Representatives; (ii) information which was already known to the Partnership prior to such information being furnished to it; (iii) information which becomes available to the Partnership from a source that, to the Knowledge of the Partnership, was not subject to any prohibition against transmitting the information to the Partnership and was not bound by a confidentiality agreement to Contributor, including information which is acquired independently from a Third Person that has the right to disseminate such information at the time it is acquired by the Partnership; and (iv) information developed by the Partnership independently of Contributor Confidential Information provided to the Partnership by or on behalf of Contributor.

“Contributor Consideration” means, collectively, the Cash Consideration and the Equity Consideration.

“Contributor Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Contributor and contained in Exhibit C hereto.

“Contributor Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Contributor Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be materially adverse to, or has had or would have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Kemmerer Mining Operation, the ownership of the Assets by Contributor (or an Affiliate of Contributor) pre-Closing, ownership of the Membership Interests by Contributor pre-Closing, the ownership of the Membership Interests by the Partnership (or an Affiliate of the Partnership) post-Closing, the ownership of the Assets by Kemmerer post-Closing or the ability of Contributor to consummate the transactions contemplated by this Agreement; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Contributor Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby; (ii) the coal industry generally; (iii) changes in GAAP or interpretations thereof; or (iv) the economy or securities markets of the United States generally; or except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the Kemmerer Mining Operation, the Assets or the Membership Interests and then only such disproportionate impact shall be considered.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Conversion” has the meaning set forth in the Recitals.

“Courts” has the meaning set forth in Section 9.1.

“De Minimis Claim” has the meaning set forth in Section 7.4(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Disclosure Schedules” means (i) with respect to Contributor, the Contributor Disclosure Schedules, and (ii) with respect to the Partnership, the Partnership Entities Disclosure Schedules.

“Employee Liabilities Assumption” has the meaning set forth in Section 3.20(b).

“Employee Matters Condition” has the meaning set forth in Section 3.20(b).

“Environmental Laws” means any and all Law pertaining to the prevention of pollution, the protection of human health (including worker health and safety) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources) and the investigation, removal and remediation of contamination.

“Equity Consideration” has the meaning set forth in the Recitals.

“Equity Determination Price” has the meaning set forth in Section 2.2(b).

“Equity Floor Price” has the meaning set forth in Section 2.2(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5(a)-(d), 3.12, 3.15, 3.20, 4.1, 4.2, 4.3, and 4.6.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“GP Interest” has the meaning set forth in Section 4.3(a).

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.

“Incentive Distribution Rights” has the meaning assigned to such term in the Partnership Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Kemmerer” means Westmoreland Kemmerer LLC, a Delaware limited liability company and a wholly owned Subsidiary of Contributor.

“Kemmerer Financial Statements” has the meaning set forth in Section 3.15(b).

“Kemmerer LLC Agreement” means the limited liability company agreement of Kemmerer.

“Kemmerer Mine” means the surface coal mine and associated processing facilities known as the Kemmerer mine located in Lincoln County, Wyoming near Kemmerer, Wyoming.

“Kemmerer Mining Operation” means the ownership and operation of the Assets and other activities incidental thereto as historically, presently and currently proposed to be conducted or operated by Contributor and/or its Affiliates, taken as a whole.

“Knowledge” means the actual knowledge after reasonable inquiry (i) with respect to Contributor, of Keith Alessi, Jennifer Grafton, Kevin Paprzycki and Scott Sturm, and (ii) with respect to the Partnership, of Michael Meyer.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, claim, charge, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, restrictions on transfer, proxies, voting or other agreements, preferential purchase right, right-of-first refusal, right-of-first offer, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

“Loss” has the meaning set forth in Section 7.2(a).

“LTIP” means the Partnership’s Amended and Restated Long-Term Incentive Plan effective as of June 18, 2010, as amended.

“LTIP Grants” means the outstanding grants of Phantom Units under the LTIP which are fully vested and may result in Common Units being issued to the holders of such grants.

“Material Contracts” has the meaning set forth in Section 3.17(a).

“Membership Interests” means all of the outstanding equity interests in Kemmerer.

“Non-Recourse Persons” has the meaning set forth in Section 7.8(b).

“Operating Company” means Oxford Mining Company, LLC, an Ohio limited liability company.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices.

“Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws or regulations thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended; (ii) with respect to a limited liability company, the articles or certificate of formation or the articles of organization and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended; (iii) with respect to a partnership, the certificate or articles of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended; and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“OSMRE” means the Office of Surface Mining, Reclamation and Enforcement, U.S. Department of the Interior, or any successor agency.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of Westmoreland Resource Partners, LP dated as of December 31, 2014.

“Partnership Agreement Amendment” means the First Amendment to the Partnership Agreement to be entered into in connection with the closing of the transactions contemplated by this Agreement, in substantially the form attached as Exhibit B.

“Partnership Assets” means the assets owned on the Closing Date by the Partnership and its Subsidiaries, taken as a whole. For the avoidance of doubt, the Partnership Assets do not include any of the Assets.

“Partnership Board” has the meaning set forth in Section 4.2(a).

“Partnership Consideration” has the meaning set forth in the Recitals.

“Partnership Debt Documents” means the Financing Agreement dated as of December 31, 2014 by and among Oxford Mining Company, LLC, as borrower, Westmoreland Resource Partners, LP, as a guarantor, the other guarantors party thereto, the lenders party thereto, and U.S. Bank National Association, as collateral agent and administrative agent for such lenders, together with all other documents relating thereto.

“Partnership Entities” means the Partnership, the Operating Company and all other Subsidiaries of the Partnership, collectively.

“Partnership Entities Confidential Information” means any and all of the Partnership Entities’ data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Partnership Entities Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Contributor or any of its Affiliates or Representatives; (ii) information which was already known to Contributor prior to such information being furnished to it; (iii) information which becomes available to Contributor from a source other than the Partnership if, to the Knowledge of Contributor, such source was not subject to any prohibition against transmitting the information to Contributor and was not bound by a confidentiality agreement to the Partnership, including information which is acquired independently from a Third Person that has the right to disseminate such information at the time it is acquired by Contributor; and (iv) information developed by Contributor independently of the Partnership Entities Confidential Information provided to Contributor by or on behalf of the Partnership.

“Partnership Entities Disclosure Schedules” means the disclosure schedules to this Agreement prepared by the Partnership and contained in Exhibit C hereto.

“Partnership Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership and its Subsidiaries, taken as a whole (including, their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Entities Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including the issuance of the Common Units or the Series A Convertible Units making up the Equity Consideration and the delivery of the Cash Consideration; (ii) the coal industry generally; (iii) changes in GAAP or interpretations thereof; or (iv) the economy or securities markets of the United States generally; or except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the Partnership as compared with other Persons in the coal industry and then only such disproportionate impact shall be considered.

“Partnership Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Partnership Interest” has the meaning assigned to such term in the Partnership Agreement.

“Party” has the meaning set forth in the Preamble.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, (a) with respect to any Person, (i) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, warehousemen’s, materialmen’s, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the Ordinary Course of Business of such Person relating to obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) Liens as may have arisen in the Ordinary Course of Business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (iv) any state of facts that an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (v) statutory Liens for obligations that are not delinquent; (vi) Liens encumbering the fee interest of those tracts of third party owned real property encumbered by Rights-of-Way; (vii) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the Ordinary Course of Business; (viii) any Liens with respect to assets of such Person that together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person; (ix) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and (x) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds or performance bonds incurred in the Ordinary Course of Business and (b) with respect to Contributor, Liens on the Assets and the Membership Interests in favor of Contributor’s noteholders and lenders, which Liens shall be released at Closing.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes; provided that “Property Taxes” shall not include the Wyoming severance Tax or the Wyoming ad valorem/gross products Tax on mineral production.

“Public Offering” means a public offering by the Partnership of its Common Units with aggregate net proceeds to the Partnership of at least $65,000,000.

“Public Offering Price” has the meaning set forth in Section 2.2(b).

“Reference Amount” means $242,000,000.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” means, with respect to a Person, the Affiliates, control persons, officers, equity holders, co-investors, directors, managers, employees, agents, representatives, contractors, consultants, lenders, prospective lenders, partners, counsel, investment bankers and other advisors of such Person or its Affiliates.

“Rights-of-Way” means easements, rights-of-way and similar real estate interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Convertible Units” has the meaning assigned to such term in the Partnership Agreement.

“Series A Convertible Units Consideration” has the meaning set forth in the Recitals.

“Services Agreement” has the meaning set forth in Section 3.20(b).

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, as amended.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, black lung excise or other excise, severance, stamp, occupation, PBGC or other premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, gross products, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever including any interest, penalty or addition thereto, whether disputed or not, (b) any liability for the payment of any amount of the type described in clause (a) of this paragraph as a result of being a member of a consolidated or combined group for any period and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this paragraph as a result of the operation of Law or any express or implied obligation to indemnify the other Person.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information, attachment or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.3(b).

“Third Person” means (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.

“Transaction Debt” means any debt incurred by the Partnership, the proceeds of which are delivered to Contributor as Cash Consideration.

“Transaction Documents” means this Agreement, the Partnership Agreement Amendment and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transferred Employees” has the meaning set forth in Section 3.20(a).

“Transferred Reserves” means the approximately 30.4 million tons of coal reserves and related surface lands contributed by Contributor to the Partnership pursuant to the Contribution Agreement, dated October 16, 2014.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unaffiliated Holders” means holders of Partnership Common Units other than Contributor and its Affiliates.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“Westmoreland GP” means Westmoreland GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

The other exhibits and schedules to this Agreement have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Partnership undertakes to furnish supplemental copies of any of the omitted schedules and exhibits to the United States Securities and Exchange Commission upon request.